Exhibit 10.1

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

THIRD AMENDMENT TO PROGRAM AGREEMENT

This THIRD AMENDMENT (“Third Amendment”) to the September 19th, 2007, Program Agreement as previously amended (the “Agreement”) by and between Republic Bank & Trust Company (“Republic”), a Kentucky banking corporation, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, is effective as of the 29th day of December, 2009.

RECITALS

WHEREAS, Republic and JHI entered into the Agreement on September 19, 2007.

WHEREAS, Republic and JHI amended the Agreement on December 2, 2008 and November 23, 2009.

WHEREAS, Republic and JHI desire to Amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Republic and JHI do hereby agree to amend the Agreement as follows:

AMENDMENTS

1.	Section 2.1 (c) is modified to read as follows:

(c)	For each of Tax Seasons 2010, 2011 and 2012 Republic shall be the exclusive provider of Refund Anticipation Loans and Assisted Refunds to Jackson Hewitt Tax Service Customers for all locations operated in the following states: Arkansas, Florida, Indiana, Kentucky, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas and Virginia (For purposes of the 2010 Tax Season such ERO locations shall be referred to as “Designated ERO Locations”). Notwithstanding the foregoing and any other provision in the Agreement to the contrary, the Designated ERO Locations shall be permitted to accept applications for Money Now Loans by another financial institution designated by JHI, and the related Refund Anticipation Loan (and in the case of denials, the related Assisted Refund). In addition, it is understood that this Agreement solely relates to the provision of services to Customers in Designated ERO Locations by Jackson Hewitt Tax Service tax preparers and not any other method of distribution (e.g. online tax preparation services).

2.	Section 2.2 (c) is modified to read as follows:

(c)	For each of Tax Seasons 2010, 2011 and 2012, JHI shall designate Republic as the sole and exclusive Refund Anticipation Loan and Assisted Refund provider under the Program for the Designated ERO Locations, subject to the provisions of Section 2.1 (c) of the Agreement, as amended. The Designated ERO Locations serviced up to 45% of all Tax Season 2009 Customers. [*]

3.	Section 4 (c) shall be modified to read as follows:

(c)	For each of the 2010, 2011 and 2012 Tax Seasons, Republic shall make a payment to JHI of [*].

4.	The following language is added to Section 4:

(g)

With respect to each Tax Season, Republic shall have the right to withhold the respective 2010, 2011, and/or 2012 February and/or March payments under Section 4 (d) of this Agreement if Republic, reasonably determines (i) on February 26, 2010 and/or the last business day February of

2011 and/or 2012 that there has been a material adverse change that will likely result in the Designated ERO Locations failing to provide services to [*]; (ii) on or before March 31, 2010, March 31, 2011 and/or March 31, 2012 that the Republic Customers who have obtained RALs during the corresponding Tax Season will likely have, in the aggregate, a RAL delinquency in excess of [*] on August 31, 2010, August 31, 2011 and/or August 31, 2012; or (iii) on or before March 31, 2010, March 31, 2011 and/or March 31, 2012 that due to JHI’s, JHTSL’s, and/or a Designated ERO’s lack of compliance with Republic’s policies and procedures, Republic has and/or will likely be required to conduct additional audits, take corrective action and/or incur regulatory fines or penalties, or suffers or will likely suffer other additional financial costs due to such noncompliance; and in each case of (i), (ii) and/or (iii) above, to the extent Republic has, or reasonably expects to, suffer such resulting harm. Any such determinations shall be made in good faith by Republic and are subject to providing JHI with written notice no later than the date defined in each section of such determination including a detailed explanation of the reasons for such determination and detail of harm incurred or expected to be incurred. In the event Republic exercises this Section 4 (g), the parties agree to immediately begin dispute resolution proceedings as described in Section 15 of this Agreement. In the event any such notice is given, Republic shall have a duty to provide updates to JHI (and any additional information or documentation reasonably requested by JHI) regarding such resulting harm, including, without limitation, actual costs, expenses and losses and to deliver to JHI any amount withheld in excess of such actual costs, expenses and losses. JHI shall have the right to seek confirmation of such claims, by audit or otherwise. This section is in addition to and does not replace or negate the provisions of Section 9.4 of this Agreement. The dates set forth in this Section relate to each respective Tax Season only.

5.	Section 6.6 is modified to read as follows:

(a)	Retention. JHI shall require each participating ERO to retain a copy of the signed Application, Loan Agreement and Disclosure Statement, State Disclosure Documents, if any, as well as a copy of the federal and state income tax returns, in the Customer’s file maintained by them for a period of three (3) years following the preparation and filing thereof, after which time such documents shall be properly destroyed by commercially reasonable methods in order to assure confidentiality. At the reasonable request of Republic, JHI shall cause EROs to deliver to Republic a copy of any Application or other documentation within three (3) business days.

6.	The following language is added to Section 6:

6.10	Insurance. JHI agrees to procure and maintain Commercial General Liability insurance of not less than Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) in the aggregate and Professional Liability Insurance with policy limits of not less than Four Million Dollars ($4,000,000) per claim in the aggregate.

7.	Section 7.7 is modified to read as follows:

7.7	Screening. [*] Republic shall provide to JHI the text of any disclosures required by Applicable Law to be provided to Customers. The results of such screening process shall be set forth in an electronic file and shall be presented in such form as JHI shall reasonably determine. Responsibility for the cost of activities undertaken pursuant to this Section 7.7 shall be determined by the mutual agreement of the parties.

8.	Section 9.1 is modified to read as follows:

9.1	Term. This Agreement shall be effective upon its execution and applicable to the Program for Tax Seasons 2010, 2011 and 2012 and all related periods. This Agreement shall terminate and expire on October 31, 2012, unless extended by written agreement of the parties (the “Term”).

9.	Section 9.4 is modified to read as follows:

9.4	Termination by Republic.

(a)	Republic may, at its option, terminate this Agreement early by giving written notice of termination to JHI by June 30, 2010, which will terminate the Agreement with respect to the 2011 and 2012 Tax Seasons, or by June 30, 2011, which will terminate the Agreement with respect to the 2012 Tax Season.

(b)	[*]

10.	Republic and JHI enter into this Third Amendment only for the purposes stated herein. Unless otherwise amended herein, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Third Amendment has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT INC.

By:	/s/ William R. Nelson	By:	/s/ Daniel P. O’Brien

Name:	William R. Nelson	Name:	Daniel P. O’Brien

Title:	President – TRS	Title:	EVP & CFO

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